PRESS RELEASE

ERA GROUP INC. ANNOUNCES RESULTS FOR THE
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2012

Houston, Texas
February 27, 2013

FOR IMMEDIATE RELEASE - Era Group Inc. (NYSE: ERA) today announced its results for the fourth quarter and year ended December 31, 2012. Prior to January 31, 2013, Era Group was a wholly owned subsidiary of SEACOR Holdings Inc. (“SEACOR”). On January 31, 2013, SEACOR completed the spin-off of Era Group (“Spin-off”). Era Group is now an independent public company with its common stock listed on the New York Stock Exchange under the symbol “ERA”.  In connection with the Spin-off, SEACOR exchanged all of the Era Group Series A preferred stock and Class B common stock that it held for newly-issued shares of Era Group common stock that was then distributed in the Spin-off. Following the Spin-off, Era Group has only one class of common stock outstanding and no preferred stock outstanding. The accretion of redemption value on Series A preferred stock ceased on January 31, 2013.
For the quarter ended December 31, 2012, the Company reported net income attributable to Era Group Inc. of $3.6 million on operating revenues of $70.9 million. For the quarter ended December 31, 2011, net loss attributable to Era Group Inc. was $3.3 million on operating revenues of $61.7 million. A comparison of results for the quarter ended December 31, 2012 with the quarter ended December 31, 2011 is included in the “Highlights for the Quarter” discussion below. For the preceding quarter ended September 30, 2012, net income attributable to Era Group Inc. was $5.2 million on operating revenues of $78.0 million.
For the year ended December 31, 2012, net income attributable to Era Group Inc. was $7.8 million on operating revenues of $272.9 million. For the year ended December 31, 2011, net income attributable to Era Group Inc. was $2.1 million on operating revenues of $258.1 million. A comparison of results for the year ended December 31, 2012 with the year ended December 31, 2011 is included in the "Highlights for the Year" discussion below.
Chief Executive Officer, Sten Gustafson, commented: “With our Spin-off completed at the end of January, Era Group has entered a new phase in its long and storied history. As a newly independent, publicly traded company, we are better-positioned to achieve our growth objectives. As we look forward to 2013, we are encouraged by the continued resurgence of the U.S. Gulf of Mexico, but we are also cognizant of the industry challenges posed by the current operational suspension of the EC225 helicopters. With no definitive time-line in place for the EC225 to return to service, a reduction or cancellation of customer contracts for those EC225 helicopters that we operate and for those operated by our contract-lease customers around the world could have an adverse effect on our financial results. During this challenging time, the operational capabilities of the AW139 helicopter have been demonstrated with great effect in serving to fill the needs of our EC225 customers.  We are the largest owner and operator of AW139 helicopters in the world servicing the offshore oil and gas industry and have seen an increase in our AW139 utilization, particularly in Brazil where we have activated all of our previously idle AW139s, which means that all of our AW139s are now actively working and generating revenues for the Company.”
Highlights for the Quarter
Operating income for the current quarter was $9.7 million on operating revenues of $70.9 million compared with operating income of $1.5 million on operating revenues of $61.7 million in the same period a year ago.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes special items, was $21.2 million for the quarter ended December 31, 2012 compared to $13.8 million for the same quarter in the prior year. Fourth quarter results for the current year included $0.2 million in gains on asset dispositions compared with $1.9 million in gains in the fourth quarter of 2011.
Operating revenues were $9.2 million higher compared with the same quarter in the prior year. Operating revenues from oil and gas activities were $10.3 million higher primarily due to newly delivered medium and light-twin engine helicopters being placed on contract, an expansion of government services support and increased charter activity for medium helicopters. Operating revenues from contract-leasing were $1.7 million higher primarily due to new contract-leases for medium and heavy aircraft that commenced in 2012. These increases were partially offset by a decrease of $2.6 million in operating revenues from air medical services primarily due to the conclusion of a long-term hospital contract.
Operating expenses were $1.2 million higher primarily due to an increase in personnel and fuel costs, consistent with the increase in activity, and an increase in insurance costs due to an increase in the overall fleet value. These increases were partially offset by a decrease in repairs and maintenance costs, primarily due to the recognition of maintenance credits received in connection with the end of two customer contract-leases and a decrease in power-by-hour expense as a result of a reduction in EC225 hours flown, partially offset by the timing of repairs on helicopters not covered by power-by-hour arrangements.
Administrative and general expenses were $4.2 million lower in the fourth quarter primarily due to the recognition of severance costs in the fourth quarter of 2011 associated with a change in executive management. Depreciation expenses were $11.5 million in the fourth quarter of 2012, an increase of $2.3 million compared to the prior year period, primarily due to fleet additions.
Highlights for the Year
Operating income for 2012 was $32.1 million on operating revenues of $272.9 million compared with operating income of $36.1 million on operating revenues of $258.1 million in the prior year.  Adjusted EBITDA was $78.8 million for the year ended December 31, 2012 compared to $82.2 million for the prior year. Current year results include $3.6 million in gains on asset dispositions compared with $15.2 million in gains in 2011.
Operating revenues were $14.8 million higher compared with the prior year. Operating revenues from oil and gas activities were $34.8 million higher primarily due to newly delivered helicopters being placed in service, an expansion of government services support and an increase in charter flights primarily in support of hurricane evacuations. Operating revenues from contract-leasing activities were $13.4 million lower primarily due to the deferral and reduction of revenues from the Company's Brazilian joint venture in connection with a canceled contract award for four AW139 helicopters under contract-lease from the Company and the deferral of revenues from another customer due to the customer's short-term liquidity issues. Operating revenues for air medical services were $6.1 million lower primarily due to the conclusion of a long-term hospital contract.
Operating expenses were $4.5 million higher in the current year primarily due to an increase in personnel and fuel costs, consistent with the increase in activity, and an increase in insurance costs due to an increase in the overall fleet value. In addition, operating expenses were higher due to the 2011 receipt of insurance proceeds related to hurricane damages sustained in 2005. These increases were partially offset by a decrease in repairs and maintenance costs, primarily due to the recognition of vendor credits, maintenance credits received in connection with the end of two customer contract-leases and a decrease in power-by-hour expense as a result of a reduction in EC225 hours flown, partially offset by an increase as additional helicopters were placed in power-by-hour programs and by the timing of repairs on helicopters not covered by power-by-hour arrangements.
Administrative and general expenses were $2.9 million higher in the current year due to an allowance for doubtful accounts that was provided for in 2012 in connection with a customer bankruptcy and legal and professional expenses associated with a contemplated initial public offering of our common stock, offset by the recognition of severance costs in 2011 associated with changes in executive management. Depreciation expenses were $42.5 million in 2012, a decrease of $0.1 million primarily due to a change in the estimate of the useful life and salvage value of helicopters, offset by the addition of higher cost equipment.

7.75% Era Group Senior Notes
On December 7, 2012, the Company issued $200.0 million aggregate principal amount of its 7.75% Senior Notes due December 15, 2022 for net proceeds of $191.9 million. These notes are senior unsecured obligations of the Company and bear interest at a rate of 7.75% per annum, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2013. In connection with the offering, the Company reduced borrowing capacity under its revolver from $350.0 million to $200.0 million.
Equipment Acquisitions
During the year ended December 31, 2012, capital expenditures were $113.0 million. Major equipment placed in service during the period included three heavy helicopters, eight medium helicopters and seven light helicopters.
Capital Commitments
The Company’s unfunded capital commitments as of December 31, 2012 consisted primarily of orders for helicopters and totaled $134.8 million, of which $13.8 million is payable in 2013 with the balance payable through 2016. Of these commitments, $128.3 million may be terminated without further liability other than liquidated damages of $3.3 million in the aggregate. Subsequent to December 31, 2012, the Company committed to purchase additional equipment for $16.6 million.
Conference Calls
The Company expects to host conference calls to discuss future earnings results commencing with the earnings results for the quarter ending March 31, 2013, its first quarter as an independent company following the Spin-Off.
* * * * *
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators in other countries, including Brazil, Canada, India, Indonesia, Mexico, Norway, Spain, Sweden and the United Kingdom. Era Group's helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others the effect of the spin-off, including the ability of the Company to recognize the expected benefits from the spin-off and the Company's dependence on SEACOR's performance under various agreements; decreased demand and loss of revenues resulting from developments that adversely impact the offshore oil and gas industry, including U.S. government implemented moratoriums directing operators to cease certain drilling activities and any extension of such moratoriums that may result in unplanned customer suspensions, cancellations, rate reductions or non-renewals of aviation equipment or failures to finalize commitments to contract aviation equipment; the cyclical nature of the oil and gas industry; increased U.S. and foreign government legislation and regulation, including environmental and aviation laws and regulations, and the Company's compliance therewith and the costs thereof; dependence on the activity in the U.S. Gulf of Mexico and Alaska and the Company's ability to expand into other markets; liability, legal fees and costs in connection with providing emergency response services, including involvement in response to the oil spill that resulted from the sinking of the Deepwater Horizon in April 2010; decreased demand for the Company's services as a result of declines in the global economy; declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations; activity in foreign countries and changes in foreign political, military and economic conditions; the failure to maintain an acceptable safety record; the dependence on small number of customers; consolidation of the Company's customer base; safety issues experienced by a particular helicopter model that could result in customers refusing to use that helicopter model or a regulatory body grounding that helicopter model, which could also permanently devalue that helicopter model; the ongoing need to replace aging aircraft; industry fleet capacity; restrictions imposed by the U.S. federal aviation laws and regulations on the amount of foreign ownership of the Company's common stock; operational risks; risks associated with our debt structure; effects of adverse weather conditions and seasonality; adequacy of insurance coverage; the attraction and retention of qualified personnel; and various other matters and factors, many of which are beyond the Company's control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words “estimate,” “project,” “intend,” “believe,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect Era Group's businesses, particularly those mentioned under “Forward-Looking Statements” in Exhibit 99.1 to Era Group's Registration Statement on Form 10 and the Company's Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference.
For additional information concerning Era Group, contact Christopher Bradshaw at (281) 606-4871 or visit Era Group's website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Operating Revenues	$70,895	$61,696	$272,921	$258,148
Costs and Expenses:
Operating	42,282	41,084	167,195	162,707
Administrative and general	7,575	11,803	34,785	31,893
Depreciation	11,471	9,210	42,502	42,612
	61,328	62,097	244,482	237,212
Gains on Asset Dispositions and Impairments, Net	157	1,912	3,612	15,172
Operating Income	9,724	1,511	32,051	36,108
Other Income (Expense):
Interest income	145	362	910	738
Interest expense	(3,757)	(529)	(10,648)	(1,376)
Interest expense on advances from SEACOR	—	(4,486)	—	(23,410)
SEACOR management fees	(500)	(1,323)	(2,000)	(8,799)
Derivative gains (losses), net	2	(18)	(490)	(1,326)
Foreign currency gains (losses), net	87	(80)	720	516
Other, net	—	9	30	9
	(4,023)	(6,065)	(11,478)	(33,648)
Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit) and Equity In Earnings (Losses) of 50% or Less Owned Companies	5,701	(4,554)	20,573	2,460
Income Tax Expense (Benefit)	2,086	(2,232)	7,298	434
Income (Loss) from Continuing Operations Before Equity in Earnings (Losses) of 50% or Less Owned Companies	3,615	(2,322)	13,275	2,026
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(84)	(979)	(5,528)	82
Net Income (Loss)	3,531	(3,301)	7,747	2,108
Net Loss attributable to Noncontrolling Interest	(40)	—	(40)	—
Net Income (Loss) attributable to Era Group Inc.	3,571	(3,301)	7,787	2,108
Accretion of Redemption Value on Series A Preferred Stock	2,135	210	8,469	210
Net Income (Loss) attributable to Common Shares	$1,436	$(3,511)	$(682)	$1,898

Basic and Diluted Earnings (Loss) Per Common Share	$0.06	$(0.14)	$(0.03)	$0.18
EBITDA	$20,700	$8,330	$67,285	$69,202
Adjusted EBITDA	$21,200	$13,824	$78,837	$82,172
Adjusted EBITDAR	$22,297	$14,977	$82,861	$86,507

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data, unaudited)

	Three Months Ended
	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011
Operating Revenues	$70,895	$77,989	$62,985	$61,052	$61,696
Costs and Expenses:
Operating	42,282	46,235	39,002	39,676	41,084
Administrative and general	7,575	10,338	7,195	9,677	11,803
Depreciation	11,471	10,937	10,464	9,630	9,210
	61,328	67,510	56,661	58,983	62,097
Gains on Asset Dispositions and Impairments, Net	157	613	1,077	1,765	1,912
Operating Income	9,724	11,092	7,401	3,834	1,511
Other Income (Expense):
Interest income	145	184	249	332	362
Interest expense	(3,757)	(2,543)	(2,380)	(1,968)	(529)
Interest expense on advances from SEACOR	—	—	—	—	(4,486)
SEACOR management fees	(500)	(500)	(500)	(500)	(1,323)
Derivative gains (losses), net	2	(188)	(180)	(124)	(18)
Foreign currency gains (losses), net	87	(272)	(12)	917	(80)
Other, net	—	—	—	30	9
	(4,023)	(3,319)	(2,823)	(1,313)	(6,065)
Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit) and Equity In Earnings (Losses) of 50% or Less Owned Companies	5,701	7,773	4,578	2,521	(4,554)
Income Tax Expense (Benefit)	2,086	2,792	1,686	734	(2,232)
Income (Loss) from Continuing Operations Before Equity in Earnings (Losses) of 50% or Less Owned Companies	3,615	4,981	2,892	1,787	(2,322)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(84)	219	757	(6,420)	(979)
Net Income (Loss)	3,531	5,200	3,649	(4,633)	(3,301)
Net Loss attributable to Noncontrolling Interest	(40)	—	—	—	—
Net Income (Loss) attributable to Era Group Inc.	3,571	5,200	3,649	(4,633)	(3,301)
Accretion of Redemption Value on Series A Preferred Stock	2,135	2,099	2,135	2,100	210
Net Income (Loss) attributable to Common Shares	$1,436	$3,101	$1,514	$(6,733)	$(3,511)

Basic and Diluted Earnings (Loss) Per Common Share	$0.06	$0.13	$0.06	$(0.27)	$(0.14)
EBITDA	$20,700	$21,288	$17,930	$7,367	$8,330
Adjusted EBITDA	$21,200	$22,822	$18,512	$16,303	$13,824
Adjusted EBITDAR	$22,297	$23,792	$19,430	$17,342	$14,977

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$11,505	$9,232	$9,121	$26,873	$79,122
Receivables:
Trade, net of allowance for doubtful accounts	48,527	55,753	43,233	49,060	42,834
Other	3,742	6,491	9,752	9,783	7,250
Due from SEACOR	971	—	—	—	—
Inventories, net	26,650	26,590	26,496	25,876	24,504
Prepaid expenses and other	1,803	1,443	2,843	2,663	1,776
Deferred income taxes	3,642	51,979	40,977	—	2,293
Total current assets	96,840	151,488	132,422	114,255	157,779
Property and Equipment	1,030,276	1,008,804	993,244	963,847	911,805
Accumulated depreciation	(242,471)	(231,098)	(219,360)	(211,245)	(202,354)
Net property and equipment	787,805	777,706	773,884	752,602	709,451
Investments, at Equity, and Advances to 50% or Less Owned Companies	34,696	35,755	41,882	40,841	50,263
Goodwill	352	352	352	352	352
Other Assets	17,871	15,480	14,684	15,850	15,379
	$937,564	$980,781	$963,224	$923,900	$933,224

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$15,703	$20,084	$16,976	$21,606	$20,004
Accrued wages and benefits	4,576	6,810	5,488	6,060	7,108
Due to SEACOR	—	3,275	3,767	1,752	42,609
Current portion of long-term debt	2,787	2,787	2,787	2,787	2,787
Other current liabilities	6,633	4,631	5,813	9,098	5,744
Total current liabilities	29,699	37,587	34,831	41,303	78,252
Deferred Income Taxes	203,536	198,068	184,105	141,460	146,177
Long-Term Debt	276,948	221,008	291,704	322,401	285,098
Deferred Gains and Other Liabilities	7,864	8,226	7,764	7,351	8,340
Total liabilities	518,047	464,889	518,404	512,515	517,867
Preferred Stock:
Series A Preferred Stock	144,232	142,097	144,445	142,310	140,210
Series B Preferred Stock	—	100,000	30,000	—	—
Total preferred stock	144,232	242,097	174,445	142,310	140,210
Equity:
Era Group Inc. Stockholder Equity:
Class B common stock	245	245	245	245	245
Additional paid-in capital	278,838	280,973	283,072	285,207	287,307
Accumulated deficit	(4,025)	(7,596)	(12,795)	(16,445)	(11,812)
Accumulated other comprehensive income (loss), net of tax	20	(74)	(147)	68	(593)
	275,078	273,548	270,375	269,075	275,147
Noncontrolling interest	207	247	—	—	—
Total equity	275,285	273,795	270,375	269,075	275,147
	$937,564	$980,781	$963,224	$923,900	$933,224

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income, interest expense and interest expense on advances from SEACOR), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for SEACOR Management Fees and certain other items that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. We also present Adjusted EBITDAR, which is defined as Adjusted EBITDA further adjusted for rent expense (included as components of operating expense and general and administrative) because we believe that research analysts and investment bankers use this metric to assess our and others in our peer group's performance. Neither EBITDA, Adjusted EBITDA nor Adjusted EBITDAR is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA, Adjusted EBITDA and Adjusted EBITDAR (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income (Loss), the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDAR.

	Three Months Ended					Year Ended December 31,
	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	2012	2011
	(in thousands)
Net Income (Loss)	$3,531	$5,200	$3,649	$(4,633)	$(3,301)	$7,747	$2,108
Depreciation	11,471	10,937	10,464	9,630	9,210	42,502	42,612
Interest Income	(145)	(184)	(249)	(332)	(362)	(910)	(738)
Interest Expense	3,757	2,543	2,380	1,968	529	10,648	1,376
Interest Expense on Advances from SEACOR	—	—	—	—	4,486	—	23,410
Income Tax Expense (Benefit)	2,086	2,792	1,686	734	(2,232)	7,298	434
EBITDA	20,700	21,288	17,930	7,367	8,330	67,285	69,202
SEACOR Management Fees	500	500	500	500	1,323	2,000	8,799
Special Items (1)	—	1,034	82	8,436	4,171	9,552	4,171
Adjusted EBITDA	21,200	22,822	18,512	16,303	13,824	78,837	82,172
Rent	1,097	970	918	1,039	1,153	4,024	4,335
Adjusted EBITDAR	$22,297	$23,792	$19,430	$17,342	$14,977	$82,861	$86,507

(1) Special items include the following:

•
Severance expense of $0.7 million and $4.2 million for the years ended December 31, 2012 and 2011, respectively, and $0.7 million and $4.2 million for the three months ended September 30, 2012 and December 31, 2011, respectively, due to prior changes in executive management;

•
Expenses incurred in connection with our abandoned initial public offering of $2.9 million for the year ended December 31, 2012, $2.5 million for the three months ended March 31, 2012, $0.1 million for the three months ended June 30, 2012 and $0.3 million for the three months ended September 30, 2012; and

•	An impairment charge of $5.9 million, net of tax, for the year ended December 31, 2012 and the three months ended March 31, 2012, on our investment in Aeróleo Taxi Aereo S/A.

ERA GROUP INC. FLEET COUNTS (unaudited)

	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011
Heavy:
EC225	10	10	9	8	7

Medium:
AW139	33	32	30	28	26
B212	13	13	13	13	14
B412	6	6	6	6	6
S76 A/A++	7	8	9	9	9
S76 C/C++	10	10	10	10	10
	69	69	68	66	65

Light—twin engine:
A109	9	9	9	9	9
BO-105	—	—	2	4	4
BK-117	6	8	9	12	11
EC135	19	19	18	15	15
EC145	3	5	6	6	6
	37	41	44	46	45

Light—single engine:
A119	24	24	24	23	23
AS350	35	35	35	35	35
	59	59	59	58	58
Total Helicopters	175	179	180	178	175